Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2019 FINANCIAL RESULTS

Toronto, November 6, 2019 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the third quarter ended September 28, 2019.

“In the third quarter, we delivered consolidated revenue growth, adjusted for changes in our business of 6.6% and adjusted EBITDA¹ of $9.9 million. This was led by outstanding performance in our plant-based beverage and broth business, as a direct result of the investments we have made and our enhanced focus on optimizing our product portfolio” said Joe Ennen, Chief Executive Officer at SunOpta. “Our Healthy Beverage platform reported 31% adjusted revenue growth and a 390 basis-point increase in margins, supported by the addition of new capacity to the aseptic network in 2019. We continue to see strong demand across channels and product categories within Healthy Beverage, supporting the capacity expansion that was brought online this summer. Heading into the fourth quarter, our beverage capacity and capabilities are meaningfully improved when compared to last year, which should allow us to more efficiently meet higher demand for broth during this seasonally strong period.”

“Revenue and margins in our Healthy Fruit platform were consistent with our expectations. While Healthy Fruit was unprofitable in the third quarter, the impact of this year’s weather-related strawberry crop shortfall was in-line with our second quarter outlook. We believe the third quarter will represent the low point for frozen fruit margins, and we anticipate sequential improvement in the fourth quarter and into 2020. We are making progress on the fruit margin optimization plan, including the installation of further automation to lower variable labor costs, building rational customer pricing structures, and enhancing business planning and leadership. We remain flexible and nimble in our response to the crop shortfalls in Mexico and California, leveraging our global sourcing capabilities to service our customers through the procurement of additional supply from South America. While progress against our fruit margin optimization plan will continue to be masked in the near-term by the 2019 crop shortfall, we remain confident that the structural improvements we have made to date are building a strong foundation for future profitability.”

“In the third quarter, we also completed a reorganization of our corporate and CPG organizational structure. The goal of this action was to delayer the top of the organization, create more direct accountability by fully aligning all commercial functions under general managers, and to increase our speed and decisiveness. While these changes resulted in minimal savings for the quarter, the annualized benefit of these changes is expected to be $8 to $10 million. This reorganization has the dual benefit of both improving SunOpta’s profitability and accelerating SunOpta’s transformation to a more nimble and entrepreneurial company,” concluded Mr. Ennen.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2019 Highlights:

  Revenues of $295.9 million for the third quarter of 2019, compared to $308.4 million in the third quarter of 2018, a decrease of 4.0%. Adjusted for disposed operations, foreign exchange, commodity prices, a new contract manufacturing arrangement and the acquisition of Sanmark, revenues grew 6.6% during the third quarter.
  Loss attributable to common shareholders of $13.8 million or $0.16 per common share in the third quarter of 2019, compared to a loss attributable to common shareholders of $6.6 million or $0.08 per common share in the third quarter of 2018.
  Adjusted loss¹ of $9.9 million or $0.11 per common share during the third quarter of 2019, compared to an adjusted loss of $3.8 million or $0.04 per common share during the third quarter of 2018.
  Adjusted EBITDA¹ excluding disposed operations of $9.9 million or 3.4% of revenues for the third quarter of 2019, versus $16.3 million or 5.3% of adjusted revenues in the third quarter of 2018.

Third Quarter 2019 Results

Revenues for the third quarter of 2019 were $295.9 million, a decrease of 4.0% compared to $308.4 million in the third quarter of 2018. Excluding the impact on reported revenues of disposed business, including the soy and corn business (sold in February 2019) and exit from flexible resealable pouch product lines (exited in fiscal 2018), changes in commodity-related pricing and foreign exchange rates, a profit-neutral change to a co-manufacturing agreement, and excluding the impact of the acquisition of Sanmark in April 2019, revenues in the third quarter of 2019 increased by 6.6% compared with the third quarter of 2018.

The Consumer Products segment generated revenues of $188.1 million during the third quarter of 2019, an increase of 9.6% compared to $171.6 million in the third quarter of 2018. Excluding the impact of commodity-related pricing, sales of resealable pouch products in the third quarter of 2018, and a profit-neutral change to a co-manufacturing agreement, Consumer Products revenue in the third quarter increased by 10.7% . The growth primarily reflects a 31.0% increase in the Healthy Beverage platform due to higher sales of plant-based beverages, broth and plant-based ingredients, partially offset by a 23.4% revenue decrease in the Healthy Snack platform which levels off the 21.2% increase in the second quarter of 2019, and a 2.4% decline in the Healthy Fruit platform as a result of modest declines in volumes, slightly offset by increased pricing for frozen fruit.

The Global Ingredients segment generated revenues of $107.9 million, a decrease of 21.1% compared to $136.8 million in the third quarter of 2018. Excluding the impact on revenues from the divested soy and corn business, changes in commodity-related pricing and foreign exchange rates, and the acquisition of Sanmark, Global Ingredients revenue in the third quarter increased 0.3% . Adjusting for the items noted above, sales of internationally sourced organic ingredients grew 1.0% during the quarter, driven mainly by increased volumes of sugars, grains and cocoa, offset by the timing of sales of organic fruits and vegetables, coffee and nuts, together with lower volumes of sunflower inshell and kernel. Sales of domestically sourced ingredients declined 5.3% during the quarter, reflecting lower sunflower volumes.

Gross profit was $26.3 million for the quarter ended September 28, 2019, a decrease of $7.8 million compared to $34.1 million for the quarter ended September 29, 2018. Consumer Products accounted for $3.4 million of the decrease in gross profit, mainly reflecting the impact of a significant shortfall in strawberries from central Mexico and California due to poor weather conditions, which resulted in commodity price inflation and unfavorable production variances within the frozen fruit operations due to lower plant utilization and rework of bulk inventories to meet customer demand. The negative impact to gross profit from the strawberry shortage during the third quarter of 2019 was approximately $8.1 million. The unfavorability in Healthy Fruit was partially offset by favorable impacts within the Healthy Beverage platform from higher beverage volumes and productivity-driven cost savings for aseptic beverages and fruit snacks. Global Ingredients accounted for $4.4 million of the decrease in gross profit mainly due to the sale of the soy and corn business and lower commodity hedging gains within the international organic ingredients operations.

As a percentage of revenues, gross profit for the quarter ended September 28, 2019 was 8.9% compared to 11.1% for the quarter ended September 29, 2018, a decrease of 2.2% . On a pro forma basis, which excludes the gross profit from disposed businesses and equipment start-up and product introduction costs of $1.9 million, the gross profit percentage for the third quarter of 2018 would have been approximately 12.4% .

Segment operating loss¹ was $3.5 million, or 1.2% of revenues in the third quarter of 2019, compared to operating income of $4.5 million, or 1.5% of revenues in the third quarter of 2018. The decrease in operating income year-over-year was primarily attributable to $7.8 million lower gross profit and a $0.5 million increase in SG&A due to higher employee-related compensation costs, partially offset by to the sale of the soy and corn business and rationalized overhead, together with other cost reduction measures. Excluding the operating results of disposed businesses, as well as non-structural SG&A expenses related to the quarter, segment operating loss would have been $1.9 million for the third quarter of 2019, compared with income of $6.2 million for the third quarter of 2018.

Other expense for the third quarter of 2019 reflected employee termination and recruitment costs of $4.0 million, including costs related to the transition of the Company’s Chief Financial Officer in the third quarter of 2019, and post-closing adjustments of $1.1 million related to the sale of the soy and corn business, offset by a legal settlement gain of $1.3 million and the reversal of $0.8 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees.

Adjusted EBITDA¹ was $9.9 million or 3.4% of revenues in the third quarter of 2019, compared to $16.7 million or 5.4% of revenues in the third quarter of 2018. Excluding disposed operations, adjusted EBITDA for the quarter ended September 29, 2018 was $16.3 million.

The Company reported a loss attributable to common shareholders for the third quarter of 2019 of $13.8 million, or $0.16 per common share, compared to a loss of $6.6 million, or $0.08 per common share during the third quarter of 2018. Adjusted loss¹ in the third quarter of 2019 was $9.9 million or $0.11 per common share, compared to $3.8 million or $0.04 per common share in the third quarter of 2018. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Balance Sheet and Cash Flow

At September 28, 2019, SunOpta’s balance sheet reflected total assets of $958.6 million and total debt of $514.9 million. During the third quarter of 2019, cash provided by operating activities was $4.3 million, compared to $10.5 million during the third quarter of 2018. The $6.2 million decrease in cash provided by operating activities primarily reflects a year over year increase in consolidated net loss due primarily to lower profitability in the Company’s Healthy Fruit platform. Cash used in investing activities was $7.6 million in the third quarter of 2019, compared with $6.0 million in the third quarter of 2018, an increase in cash used of $1.6 million due mainly to lower proceeds from sales of businesses and assets.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, November 6, 2019, to discuss the third quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.
SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements
Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that frozen fruit margins will improve following the third quarter, our anticipated sequential improvement in the fourth quarter, our expectation that our structural improvements will lead to future profitability and the estimated annualized benefit of the reorganization of our corporate and CPG organizational structure. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “believe”, “anticipate”, “continue”, “expected”, “estimates”, “can”, “will”, “targeting”, "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", “budget”, “forecast” or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, unexpected issues or delays with the Company’s structural improvements and automation investments, portfolio optimization and productivity efforts, the sustainability of the Company’s sales pipeline, the Company’s expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company’s capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company’s credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com
Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended September 28, 2019 and September 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
	$	$	$	$

Revenues	295,941	308,371	894,220	940,331

Cost of goods sold	269,616	274,243	812,362	838,173

Gross profit	26,325	34,128	81,858	102,158

Selling, general and administrative expenses	27,674	27,220	81,184	82,456
Intangible asset amortization	2,768	2,754	8,202	8,293
Other expense (income), net	3,323	1,136	(39,744)	1,317
Foreign exchange loss (gain)	(590)	(368)	(1,784)	583

Earnings (loss) before the following	(6,850)	3,386	34,000	9,509

Interest expense, net	8,864	8,792	25,857	25,486

Earnings (loss) before income taxes	(15,714)	(5,406)	8,143	(15,977)

Provision for (recovery of) income taxes	(3,935)	(870)	3,239	(3,853)

Net earnings (loss)	(11,779)	(4,536)	4,904	(12,124)

Earnings (loss) attributable to non-controlling interests	(30)	70	59	19

Earnings (loss) attributable to SunOpta Inc.	(11,749)	(4,606)	4,845	(12,143)

Dividends and accretion on Series A Preferred Stock	(2,009)	(1,981)	(6,005)	(5,922)

Loss attributable to common shareholders	(13,758)	(6,587)	(1,160)	(18,065)

Loss per share
Basic	(0.16)	(0.08)	(0.01)	(0.21)
Diluted	(0.16)	(0.08)	(0.01)	(0.21)

Weighted-average common shares outstanding (000s)
Basic	87,928	87,168	87,695	86,982
Diluted	87,928	87,168	87,695	86,982

SunOpta Inc.
Consolidated Balance Sheets
As at September 28, 2019 and December 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	September 28, 2019	December 29, 2018
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,209	3,280
Accounts receivable	128,047	132,131
Inventories	345,685	361,957
Prepaid expenses and other current assets	36,015	29,024
Income taxes recoverable	8,324	7,029
Total current assets	520,280	533,421

Property, plant and equipment	182,129	171,032
Operating lease right-of-use assets	71,672	-
Goodwill	28,131	27,959
Intangible assets	152,742	160,975
Deferred income taxes	1,294	182
Other assets	2,362	3,169

Total assets	958,610	896,738

LIABILITIES
Current liabilities
Bank indebtedness	270,145	280,334
Accounts payable and accrued liabilities	134,353	155,371
Customer and other deposits	237	1,445
Income taxes payable	1,692	2,208
Other current liabilities	310	862
Current portion of long-term debt	2,809	1,840
Current portion of operating lease liabilities	17,709	-
Current portion of long-term liabilities	4,286	4,286
Total current liabilities	431,541	446,346

Long-term debt	241,896	227,023
Operating lease liabilities	54,663	-
Long-term liabilities	2,107	2,079
Deferred income taxes	11,500	8,149
Total liabilities	741,707	683,597

Series A Preferred Stock	82,207	81,302

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	318,196	314,357
Additional paid-in capital	33,779	31,796
Accumulated deficit	(207,311)	(206,151)
Accumulated other comprehensive loss	(11,783)	(9,667)
	132,881	130,335
Non-controlling interests	1,815	1,504
Total equity	134,696	131,839

Total equity and liabilities	958,610	896,738

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended September 28, 2019 and September 29, 2018
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	(11,779)	(4,536)	4,904	(12,124)
Items not affecting cash:
Depreciation and amortization	8,517	8,171	25,005	24,501
Amortization of debt issuance costs	683	598	2,022	1,806
Deferred income taxes	(2,732)	(1,706)	2,239	(3,857)
Stock-based compensation	2,558	2,120	5,393	6,395
Unrealized loss on derivative contracts	865	2,110	577	867
Loss (gain) on sale of business	1,109	-	(44,269)	-
Fair value of contingent consideration	-	25	-	(2,348)
Impairment of long-lived assets	-	-	-	409
Other	26	36	(108)	(111)
Changes in non-cash working capital, net of businesses acquired or sold	5,042	3,664	(22,146)	(31,771)
Net cash flows from operations	4,289	10,482	(26,383)	(16,233)
Investing activities
Net proceeds from sale of business	(3)	1,006	64,672	1,236
Purchases of property, plant and equipment	(7,592)	(7,758)	(24,907)	(24,921)
Acquisition of business, net of cash acquired	-	-	(3,341)	-
Proceeds from sale of assets	-	707	-	1,437
Other	-	-	-	159
Net cash flows from investing activities	(7,595)	(6,045)	36,424	(22,089)
Financing activities
Increase (decrease) under line of credit facilities	4,603	(2,716)	(6,691)	47,478
Borrowings under long-term debt	565	-	2,441	-
Repayment of long-term debt	(556)	(557)	(1,913)	(1,494)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(5,100)	(5,100)
Proceeds from the exercise of stock options and employee share purchases	164	359	429	599
Payment of debt issuance costs	-	-	(395)	-
Dividend paid by subsidiary to non-controlling interest	(31)	-	(31)	-
Payment of contingent consideration	-	-	-	(4,399)
Other	(5)	(44)	211	(89)
Net cash flows from financing activities	3,040	(4,658)	(11,049)	36,995
Foreign exchange loss on cash held in a foreign currency	(55)	(9)	(63)	(44)

Decrease in cash and cash equivalents in the period	(321)	(230)	(1,071)	(1,371)

Cash and cash equivalents - beginning of the period	2,530	2,087	3,280	3,228

Cash and cash equivalents - end of the period	2,209	1,857	2,209	1,857

SunOpta Inc.
Segmented Information
For the quarters and three quarters ended September 28, 2019 and September 29, 2018
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	107,853	136,754	352,903	419,770
Consumer Products	188,088	171,617	541,317	520,561
Total segment revenues from external customers	295,941	308,371	894,220	940,331

Segment gross profit:
Global Ingredients	10,101	14,477	34,735	42,576
Consumer Products	16,224	19,651	47,123	59,582
Total segment gross profit	26,325	34,128	81,858	102,158

Segment operating income (loss):
Global Ingredients	1,543	5,304	9,611	11,371
Consumer Products	(147)	3,319	(2,698)	11,397
Corporate Services	(4,923)	(4,101)	(12,657)	(11,942)
Total segment operating income (loss)	(3,527)	4,522	(5,744)	10,826

Segment gross profit percentage:
Global Ingredients	9.4%	10.6%	9.8%	10.1%
Consumer Products	8.6%	11.5%	8.7%	11.4%
Total segment gross profit percentage	8.9%	11.1%	9.2%	10.9%

Segment operating income (loss) percentage:
Global Ingredients	1.4%	3.9%	2.7%	2.7%
Consumer Products	-0.1%	1.9%	-0.5%	2.2%
Total segment operating income (loss)	-1.2%	1.5%	-0.6%	1.2%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations and changes in contractual relationships with customers. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, and the previous exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
September 28, 2019
Net loss	(10,974)		(805)		(11,779)
Loss attributable to non-controlling interests	30		-		30
Dividends and accretion of Series A Preferred Stock	(2,009)		-		(2,009)
Loss attributable to common shareholders	(12,953)	(0.15)	(805)	(0.01)	(13,758)	(0.16)

Adjusted for:
Costs related to the Value Creation Plan(a)	4,837		-		4,837
Post-closing adjustments and other costs related to sale of soy and corn business(b)	-		1,109		1,109
Contract manufacturer transition costs(c)	159		-		159
Other(d)	(1,166)		-		(1,166)
Net income tax effect(e)	(764)		(304)		(1,068)
Adjusted loss	(9,887)	(0.11)	-	-	(9,887)	(0.11)

September 29, 2018
Net earnings (loss)	(4,620)		84		(4,536)
Earnings attributable to non-controlling interests	(70)		-		(70)
Dividends and accretion of Series A Preferred Stock	(1,981)		-		(1,981)
Earnings (loss) attributable to common shareholders	(6,671)	(0.08)	84	-	(6,587)	(0.08)

Adjusted for:
Equipment start-up costs(f)	1,500		-		1,500
Product withdrawal and recall costs(g)	1,011		-		1,011
New product commercialization costs(h)	360		-		360
Costs related to Value Creation Plan(i)	43		-		43
Other(j)	83		-		83
Net income tax effect(e)	(243)		-		(243)
Adjusted earnings (loss)	(3,917)	(0.05)	84	-	(3,833)	(0.04)

(a)

Reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.7 million recorded in SG&A expenses; and employee termination costs of $3.4 million (net of the reversal of $0.8 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), and CFO recruitment costs of $0.6 million recorded in other expense.

(b)	Reflects post-closing adjustments and transaction costs incurred in connection with the sale of the soy and corn business, which reduced the gain on sale recorded in other income.
(c)	Reflects the write-down of assets related to the transition of premium juice production activities to new contract manufacturers, which was recorded in other expense.
(d)	Other includes a legal settlement gain of $1.3 million, offset by losses on disposal of assets, which were recorded in other income/expense.
(e)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for the quarter ended September 28, 2019 (September 29, 2018 – 26%) on adjusted earnings/loss before tax.

(f)	Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, which were recorded in cost of goods sold.
(g)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(h)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(i)	Reflects employee termination costs related to the Value Creation Plan, which were recorded in other expense.
(j)	Other includes the accretion of contingent consideration obligations, gain/loss on the disposal of assets, and settlement of a legal matter, which were recorded in other expense/income.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the three quarters ended	$	$	$	$	$	$
September 28, 2019
Net earnings (loss)	(26,941)		31,845		4,904
Earnings attributable to non-controlling interests	(59)		-		(59)
Dividends and accretion of Series A Preferred Stock	(6,005)		-		(6,005)
Earnings (loss) attributable to common shareholders	(33,005)	(0.38)	31,845	0.36	(1,160)	(0.01)

Adjusted for:
Gain on sale of soy and corn business(a)	-		(44,269)		(44,269)
Costs related to the Value Creation Plan(b)	8,370		-		8,370
Contract manufacturer transition costs(c)	448		-		448
Plant expansion costs(d)	311		-		311
Product withdrawal and recall costs(e)	260		-		260
Other(f)	(1,491)		-		(1,491)
Net income tax effect(g)	(1,379)		12,130		10,751
Adjusted loss	(26,486)	(0.30)	(294)	-	(26,780)	(0.31)

September 29, 2018
Net earnings (loss)	(13,557)		1,433		(12,124)
Earnings attributable to non-controlling interests	(19)		-		(19)
Dividends and accretion of Series A Preferred Stock	(5,922)		-		(5,922)
Earnings (loss) attributable to common shareholders	(19,498)	(0.22)	1,433	0.02	(18,065)	(0.21)

Adjusted for:
Costs related to Value Creation Plan(h)	1,696		1,181		2,877
Equipment start-up costs(i)	2,230		-		2,230
Product withdrawal and recall costs(j)	1,456		-		1,456
New product commercialization costs(k)	360		-		360
Other(l)	198		-		198
Fair value adjustment on contingent consideration(m)	(2,500)		-		(2,500)
Recovery of product withdrawal costs(n)	(1,200)		-		(1,200)
Net income tax effect(g)	(280)		(307)		(587)
Adjusted earnings (loss)	(17,538)	(0.20)	2,307	0.03	(15,231)	(0.18)

(a)	Reflects the gain on sale of the soy and corn business, net of transaction costs and post-closing adjustments, which was recorded in other income.
(b)

Reflects employee retention and relocation costs of $1.8 million, and professional fees of $1.0 million recorded in SG&A expenses; and employee termination costs of $6.9 million (net of the reversal of $2.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), CEO and CFO recruitment costs of $1.2 million, and facility closure costs of $0.3 million, all recorded in other expense.

(c)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold and other expense.
(d)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(e)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(f)

Other includes settlement gains resulting from a legal matter and a project cancellation, offset by losses on disposal of assets, insurance deductibles, and business development costs, which were recorded in other income/expense.

(g)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for the three quarters ended September 28, 2019 (September 29, 2018 – 26%) on adjusted earnings/loss before tax.

(h)

Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $2.2 million recorded in other expense, all related to the Value Creation Plan.

(i)	Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, which were recorded in cost of goods sold.
(j)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(k)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(l)

Other included the accretion of contingent consideration obligations, gain/loss on the disposal of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter, which were recorded in other expense/income.

(m)

Reflects a fair value adjustment of $2.5 million to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(n)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposals of the soy and corn business, and flexible resealable pouch and nutrition bar operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$
September 28, 2019
Net loss	(10,974)	(805)	(11,779)
Recovery of income taxes	(3,631)	(304)	(3,935)
Interest expense, net	8,864	-	8,864
Other expense, net	2,214	1,109	3,323
Total segment operating loss	(3,527)	-	(3,527)
Depreciation and amortization	8,517	-	8,517
Stock-based compensation(a)	3,327	-	3,327
Costs related to Value Creation Plan(b)	1,615	-	1,615
Adjusted EBITDA	9,932	-	9,932

September 29, 2018
Net earnings (loss)	(4,620)	84	(4,536)
Provision for (recovery of) income taxes	(903)	33	(870)
Interest expense (income), net	8,831	(39)	8,792
Other expense (income), net	1,045	91	1,136
Total segment operating income	4,353	169	4,522
Depreciation and amortization	7,959	212	8,171
Stock-based compensation	2,120	-	2,120
Equipment start-up costs(c)	1,500	-	1,500
New product commercialization costs(d)	360	-	360
Adjusted EBITDA	16,292	381	16,673

(a)

For the third quarter of 2019, stock-based compensation of $3.3 million was recorded in SG&A expenses, and the reversal of $0.8 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b)	Reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.7 million recorded in SG&A expenses.
(c)	Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, which were recorded in cost of goods sold.
(d)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the three quarters ended	$	$	$
September 28, 2019
Net earnings (loss)	(26,941)	31,845	4,904
Provision for (recovery of) income taxes	(8,779)	12,018	3,239
Interest expense, net	25,857	-	25,857
Other expense (income), net	4,525	(44,269)	(39,744)
Total segment operating loss	(5,338)	(406)	(5,744)
Depreciation and amortization	24,876	129	25,005
Stock-based compensation(a)	8,265	-	8,265
Costs related to Value Creation Plan(b)	2,772	-	2,772
Plant expansion costs(c)	311	-	311
Contract manufacturer transition costs(d)	289	-	289
Adjusted EBITDA	31,175	(277)	30,898

September 29, 2018
Net earnings (loss)	(13,557)	1,433	(12,124)
Provision for (recovery of) income taxes	(4,413)	560	(3,853)
Interest expense (income), net	25,567	(81)	25,486
Other expense (income), net	47	1,270	1,317
Total segment operating income	7,644	3,182	10,826
Depreciation and amortization	23,859	642	24,501
Stock-based compensation	6,395	-	6,395
Equipment start-up costs(e)	2,230	-	2,230
Costs related to Value Creation Plan(b)	713	-	713
New product commercialization costs(f)	360	-	360
Recovery of product withdrawal costs(g)	(1,200)	-	(1,200)
Adjusted EBITDA	40,001	3,824	43,825

(a)

For the first three quarters of 2019, stock-based compensation of $8.3 million was recorded in SG&A expenses, and the reversal of $2.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b)

For the first three quarters of 2019, reflects employee retention and relocation costs of $1.8 million, and professional fees of $1.0 million recorded in SG&A expenses. For the first three quarters of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses.

(c)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(d)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.
(e)	Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, which were recorded in cost of goods sold.
(f)	Reflects costs of production trials and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold.
(g)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

Sale of Specialty and Organic Soy and Corn Business - Selected Financial Information

The following table presents for period ended February 22, 2019, and for the quarter and three quarters ended September 29, 2018, a summary of the results of operations of the soy and corn business, consisting of revenues, gross profit, segment operating income/loss and earnings/loss before income taxes. These results exclude management fees charged by Corporate Services. The following table also presents a reconciliation of adjusted EBITDA in connection with this transaction from earnings/loss before income taxes of the soy and corn business, which we consider in this case to be the most directly comparable U.S. GAAP financial measure.

	Period ended	Quarter ended	Three quarters ended
	February 22, 2019	September 29, 2018	September 29, 2018
	$	$	$
Revenues	10,346	27,002	77,944
Gross profit	192	1,251	6,687
Segment operating income (loss)	(187)	868	5,538
Earnings (loss) before income taxes	(187)	817	5,531
Depreciation	129	212	642
Interest income	-	(39)	(81)
Other expense	-	91	89
Less rationalized costs and expenses	(169)	(652)	(2,548)
Adjusted EBITDA	(227)	429	3,633

Segment operating income/loss and adjusted EBITDA are non-GAAP measures. See discussion above under the heading “Segment Operating Income/Loss and Adjusted EBITDA” on the use of these non-GAAP measures.